As Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253969

PROSPECTUS SUPPLEMENT NO. 14

To Prospectus Dated July 6, 2021

This prospectus supplement amends and supplements the prospectus dated July 6, 2021, as supplemented or amended from time to time (Prospectus), which forms a part of our Registration Statement on Form S-1 (No. 333-253969). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on April 29, 2022 (Current Report). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (1) 13,799,972 shares of our Class A common stock, par value $0.0001 per share (Class A Common Stock) that may be issued upon exercise of warrants to purchase Class A common stock at an exercise price of $11.50 per share (Public Warrants) issued by CC Neuberger Principal Holdings I (CCNB1) in its initial public offering; (2) 10,280,000 shares of our Class A common stock that may be issued upon exercise of private placement warrants at an exercise price of $11.50 per share that were originally sold to CC Neuberger Principal Holdings Sponsor, LLC (Sponsor) in a private placement consummated simultaneously with CCNB1’s IPO (Private Placement Warrants); and (iii) up to an aggregate of 5,000,000 shares of our Class A Common Stock that may be issued upon the exercise of the forward purchase warrants at an exercise price of $11.50 per share that were issued to the Neuberger Berman Opportunistic Capital Solutions Master Fund LP (NBOKS) in connection with the closing of the Business Combination (as defined below), (Forward Purchase Warrants) and, together with the Public Warrants and Private Placement Warrants, the Warrants.

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (Selling Holders), or any of their permitted transferees, of (1) up to an aggregate of 10,280,000 shares of our Class A Common Stock underlying the Private Placement Warrants; (2) 5,000,000 shares of Class A Common Stock underlying the Forward Purchase Warrants; (3) 43,289,370 shares of Class A Common Stock issued in the combination of CCNB1 and E2open Holdings, LLC and its operating subsidiaries (E2open Holdings) on February 4, 2021 (Business Combination); (4) 8,120,367 shares of Class A Common Stock issuable upon conversion of an equal number of shares of our Series B-1 common stock, par value $0.0001 per share; (5) 3,372,184 shares of Class A Common Stock issuable upon conversion of an equal number of shares of Series B-2 common stock, par value $0.0001 per share; (6) 35,636,680 shares of Class A Common Stock issuable upon the exchange of common units representing limited liability company interests of E2open Holdings, which are non-voting, economic interests in E2open Holdings (Common Units) and the surrender and cancellation of a corresponding number of shares of Class V common stock, par value $0.0001 per share; (7) 7,007,281 shares of Class A Common Stock issuable upon (a) the conversion of restricted common units into Common Units and (b) the exchange of such Common Units and the surrender and cancellation of a corresponding number of shares of Class V common stock, par value $0.0001 per share; (8) 12,766,286 shares of Class A Common Stock held by the Sponsor and 83,714 shares held by CCNB1’s independent directors; (9) 69,500,000 shares of Class A Common Stock issued in a private placement to certain investors in exchange for $695.0 million (PIPE Investment) in connection with the Business Combination; (10) 6,830 shares of Class A Common Stock granted to one of our directors; and (11) 20,000,000 shares of Class A Common Stock issued to NBOKS for $200.0 million (Forward Purchase Shares) under the Forward Purchase Agreement in connection with the Business Combination. The aggregate number of shares of Class A Common Stock shall be adjusted to include any additional shares of Class A Common Stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

Our Class A Common Stock and warrants trade on the New York Stock Exchange under the symbols “ETWO” and “ETWO-WT,” respectively. On April 28, 2022, the closing price of our common stock was $7.82 per share and the closing price of our warrants was $1.72 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the Risk Factors section beginning on page 31 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 29, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 29, 2022

CC NEUBERGER PRINCIPAL HOLDINGS I

(now known as E2open Parent Holdings, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	001-39272	86-1874570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Great Hills Trail, Suite 300E
Austin, TX
(address of principal executive offices)
78759
(zip code)
866-432-6736
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ETWO	New York Stock Exchange
Warrants to purchase one share of Class A Common Stock at an exercise price of $11.50	ETWO-WT	New York Stock Exchange

Item 8.01 Other Events.

On February 4, 2021 (Closing Date), CC Neuberger Principal Holdings I (CCNB1) and E2open Holdings, LLC and its operating subsidiaries (E2open Holdings) completed a business combination (Business Combination) contemplated by the definitive Business Combination Agreement entered into on October 14, 2020 (Business Combination Agreement). In connection with the finalization of the Business Combination, CCNB1 changed its name to “E2open Parent Holdings, Inc.” and changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (Domestication).

Following the Business Combination, the combined company is organized in an “Up-C” structure, in which all of the assets and operations of E2open Parent Holdings, Inc. (the Company) are held by E2open Holdings. The Business Combination was accounted for as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations with CCNB1 considered the accounting acquirer of E2open Holdings. Accordingly, the net assets of E2open Holdings were adjusted to fair value on the Closing Date with a blackline distinguishing the predecessor (E2open Holdings) and successor (Company) periods. The combined company’s business continues to operate through the subsidiaries of E2open Holdings, and the Company’s sole direct asset is the equity interests that it holds in E2open Holdings.

Under Rules 3-01 and 3-02 of Regulation S-X, both the historical registrant (i.e., CCNB1) and the predecessor in the context of a registration statement when there has been a forward acquisition would have to have audited financial statements that cover the most recent fiscal year through the forward acquisition date, or Closing Date, for inclusion in any registration statements and any other filings that require audited financial statements of CCNB1 for such period.

The financial statements of CCNB1 have been filed with the U.S. Securities and Exchange Commission (SEC) from January 14, 2020 (inception) through December 31, 2020. The financial statements of E2open Holdings have been filed as the predecessor financial statements through February 3, 2021. The combined company financial statements have been filed with the SEC subsequent to the Business Combination.

To meet the requirements Rules 3-01 and 3-02 of Regulation S-X, the audited financial statements of CCNB1 from January 1, 2021 through February 3, 2021 are filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number		Description
99.1*	—	Audited Financial Statements of CC Neuberger Principal Holdings I as of and for the period ended February 3, 2021
104	—	Cover Page Interactive Data File (formatted in Inline XBRL)

* Filed herewith

2

SIGNATURE

Pursuant to the Requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

E2open Parent Holdings, Inc.

Date: April 29, 2022	By:	/s/ Laura L. Fese
Laura L. Fese
Executive Vice President and General Counsel

3

Exhibit 99.1

CC Neuberger Principal Holdings I

(now known as E2open Parent Holdings, Inc.)

Financial Statements

As of and for the Period Ended February 3, 2021

And Report of Independent Registered Public Accounting Firm Thereon

Glossary

Founder Shares

Class B ordinary shares initially issued to CC Neuberger Principal Holdings Sponsor, LLC in private placements on January 16, 2020 prior to the initial public offering of CC Neuberger Principal Holdings I and the Class A ordinary shares that were issued upon the automatic conversion of the Class B ordinary shares at the time of the business combination with E2open Parent Holdings, Inc.

CCNB1	CC Neuberger Principal Holdings I

Common Units	common units representing limited liability company interests of E2open Holdings, LLC, which are nonvoting, economic interests in E2open Holdings, LLC

Company or E2open	E2open Parent Holdings, Inc., a Delaware corporation

IPO	CCNB1's initial public offering of its units (consisting of one Class A ordinary share and one-third of one redeemable warrant) completed on April 28, 2020

Private Placement Warrants	warrants issued to CC Neuberger Principal Holdings Sponsor, LLC in a private placement simultaneously with the closing of the IPO of CCNB1

RCUs	collectively, the Series 1 restricted Common Units and Series 2 restricted Common Units

Sponsor	CC Neuberger Principal Holdings Sponsor, LLC, a Delaware exempted limited liability company

Forward-Looking Statements

This report, including, without limitation, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (Securities Act) and Section 21E of the Securities Exchange Act of 1934, as amended, (Exchange Act). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to the Company’s financial and business performance, implementation, market acceptance and success of its business model, its ability to expand the scope of its offerings and its ability to comply with the extensive, complex and evolving regulatory requirements. These statements are based on management’s current expectations, but actual results may differ materially due to various factors.

The forward-looking statements contained in this report are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Future developments affecting the Company may not be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the Item 1A., Risk Factors in the Annual Report filed with the U.S Securities and Exchange Commission on May 5, 2021. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company cautions you that forward-looking statements are not guarantees of future performance and that actual results of operations, financial condition and liquidity, and developments in the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements contained in this report. In addition, even if the results of operations, financial condition and liquidity, and developments in the industry in which the Company operates are consistent with the forward-looking statements contained in this report, those results or developments may not be indicative of results or developments in subsequent periods.

Explanatory Note

E2open Business Combination

Prior to February 4, 2021, CCNB1 was a blank check company formed for the purpose of effecting a merger, stock purchase, reorganization or similar acquisition or business combination with one or more businesses. As previously announced, on February 4, 2021 (Closing Date), CCNB1 domesticated into a Delaware corporation (Domestication) and consummated the acquisition of certain equity interests of E2open Holdings, LLC (E2open Holdings) as a result of a series of mergers pursuant to a Business Combination Agreement, dated as of October 14, 2020 (Business Combination Agreement) where various entities merged with and into E2open Holdings and its operating subsidiaries, with E2open Holdings surviving the merger as a direct, wholly-owned subsidiary of CCNB1. CCNB1 changed its name to E2open Parent Holdings, Inc. as a result of the E2open Business Combination (as defined below) and the business of E2open became the business of the surviving company.

The Consideration

Pursuant to the terms of the Business Combination Agreement, the aggregate consideration for the Business Combination (E2open Business Combination) payable or issuable by CCNB1 in exchange for the equity interests of E2open Holdings was: (1) with respect to certain investors and holders of vested E2open Holdings options (which constituted all of the outstanding E2open Holdings options), a combination of cash consideration and shares of newly issued Class A common stock, par value $0.0001 per share, of the Company (Class A Common Stock), shares of newly issued Series B-1 common stock, par value $0.0001 per share, of the Company (Class B-1 Common

Stock) and shares of newly issued Series B-2 common stock, par value $0.0001 per share, of the Company (Class B-2 Common Stock), which shares of Class B-1 Common Stock and Class B-2 Common Stock are subject to performance-based vesting conditions equivalent to the RCUs (defined below) and restricted from transfer (subject to limited customary exceptions), (2) with respect to certain unitholders, a combination of cash consideration and Common Units in E2open Holdings and a corresponding number of shares of Class V common stock, par value $0.0001 per share, of the Company (Class V Common Stock), which has no economic value, but entitles the holder thereof to one vote per share and will be issued on a one-for-one basis for each Common Unit, and Series 1 restricted Common Units (Series 1 RCUs) and Series 2 restricted Common Units (Series 2 RCUs), which are subject to performance based vesting conditions as described herein and as set forth in the Third Amended and Restated Limited Liability Company Agreement of E2open Holdings (Third Company Agreement) entered into upon the Closing, and restricted from transfer (subject to limited customary exceptions).

In connection with the signing of the Business Combination Agreement, CCNB1 entered into subscription agreements (Subscription Agreements) with certain investors, including equity holders of CCNB1 and E2open Holdings (PIPE Investors). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and CCNB1 agreed to issue and sell to such investors, on the Closing Date, an aggregate of 69,500,000 shares of Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $695,000,000 (PIPE Investment).

Immediately after giving effect to the E2open Business Combination and the PIPE Investment, there were approximately 187,044,312 shares of Class A Common Stock outstanding, and in addition, there were approximately 35,636,680 shares of Class V Common Stock outstanding. These share numbers exclude (a) 24,080,000 shares of Class A Common Stock subject to outstanding warrants of the Company, (b) 5,620,367 shares of Series B-1 Common Stock, (c) 4,397,557 shares of Series B-2 Common Stock and (d) 15,000,000 shares of Class A Common Stock reserved for issuance under the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan.

The audited financial statements included herein are those of CCNB1 prior to the completion of the E2open Business Combination and name change. Prior to the E2open Business Combination, CCNB1 did not engage in any operations nor generated any revenue. Based on CCNB1’s business activities prior to the E2open Business Combination, it was a “shell company” as defined under the Exchange Act.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

CC Neuberger Principal Holdings I (now known as E2open Parent Holdings, Inc.)

Opinion on the Financial Statements

We have audited the accompanying balance sheet of CC Neuberger Principal Holdings I (now known as E2open Parent Holdings, Inc.) (the “Company”) as of February 3, 2021 and December 31, 2020, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the period from January 1, 2021 through February 3, 2021 and the period from January 14, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 3, 2021 and December 31, 2020, and the results of its operations and its cash flows for the period from January 1, 2021 through February 3, 2021 and the period from January 14, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2020.

New York, New York

April 29, 2022

CC Neuberger Principal Holdings I

(now known as E2open Parent Holdings, Inc.)

Balance Sheet

	February 3, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$288,758	$455,318
Prepaid expenses	260,001	302,315
Total current assets	548,759	757,633
Investments held in Trust Account	414,053,157	414,049,527
Total Assets	$414,601,916	$414,807,160
Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accrued expenses	$2,161,016	$2,147,682
Accounts payable	1,922,246	1,260,831
Due to related party	62,118	24,399
Total current liabilities	4,145,380	3,432,912
Deferred legal fees	947,087	947,087
Deferred underwriting commissions	14,490,000	14,490,000
Derivative liabilities	121,973,600	99,115,200
Total Liabilities	141,556,067	117,985,199
Commitments and Contingencies (Note 7)
Class A ordinary shares, $0.0001 par value; 41,400,000 shares subject to possible redemption at $10.00 per share	—	414,000,000
Shareholders' Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares; $0.0001 par value; 500,000,000 shares authorized; 41,400,000 shares issued and outstanding	4,140	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 15,350,000 shares issued and outstanding	1,535	1,535
Additional paid-in capital	413,995,860	—
Accumulated deficit	(140,955,686)	(117,179,574)
Total shareholders' equity (deficit)	273,045,849	(117,178,039)
Total Liabilities and Shareholders' Equity (Deficit)	$414,601,916	$414,807,160

The accompanying notes are an integral part of these financial statements.

CC Neuberger Principal Holdings I

(now known as E2open Parent Holdings, Inc.)

Statements of Operations

	January 1, 2021 through February 3, 2021	January 14, 2020 (Inception) through December31, 2020
Operating Expenses
General and administrative expenses	$921,343	$3,889,134
Loss from operations	(921,343)	(3,889,134)
Net gain from investments held in Trust Account	3,631	49,527
Loss from change in fair value of derivative liabilities	(22,858,400)	(66,002,200)
Financing cost - derivative liabilities	—	(1,430,085)
Net loss	$(23,776,112)	$(71,271,892)
Weighted average shares outstanding of Class A ordinary shares (subject to possible redemption)	41,400,000	29,334,857
Basic and diluted net loss per share, Class A ordinary shares	$(0.42)	$(1.67)
Weighted average shares outstanding of Class B ordinary shares (non-redeemable)	15,350,000	13,366,929
Basic and diluted net loss per share, Class B ordinary shares	$(0.42)	$(1.67)

The accompanying notes are an integral part of these financial statements.

CC Neuberger Principal Holdings I

(now known as E2open Parent Holdings, Inc.)

Statements of Changes in Shareholders’ Equity (Deficit)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 14, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	15,350,000	1,535	23,465	—	25,000
Accretion on Class A ordinary shares subject to possible redemption	—	—	—	—	(23,465)	(45,907,682)	(45,931,147)
Net loss	—	—	—	—	—	(71,271,892)	(71,271,892)
Balance - December 31, 2020	—	$—	15,350,000	$1,535	$—	$(117,179,574)	$(117,178,039)

	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance - January 1, 2021	—	$—	15,350,000	$1,535	$—	$(117,179,574)	$(117,178,039)
Class A ordinary shares no longer subject to redemption	41,400,000	4,140	—	—	413,995,860	—	414,000,000
Net loss	—	—	—	—	—	(23,776,112)	(23,776,112)
Balance - February 3, 2021	41,400,000	$4,140	15,350,000	$1,535	$413,995,860	$(140,955,686)	$273,045,849

The accompanying notes are an integral part of these financial statements.

CC Neuberger Principal Holdings I

(now known as E2open Parent Holdings, Inc.)

Statements of Cash Flows

	January 1, 2021 through February 3, 2021	January 14, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(23,776,112)	$(71,271,892)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor pursuant to note payable	—	8,868
Net gain from investments held in Trust Account	(3,631)	(49,527)
Loss from change in fair value of derivative liabilities	11,982,400	37,927,200
Loss from change in fair value of forward purchase agreement	10,876,000	28,075,000
Financing cost - derivative liabilities	—	1,430,085
Changes in operating assets and liabilities:
Prepaid expenses	42,314	137,685
Accrued expenses	13,334	2,066,537
Accounts payable	699,135	445,831
Net cash used in operating activities	(166,560)	(1,230,213)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(414,000,000)
Net cash used in investing activities	—	(414,000,000)
Cash Flows from Financing Activities:
Repayment of note payable to related party	—	(125,206)
Proceeds received from related party	—	24,399
Proceeds received from initial public offering, gross	—	414,000,000
Proceeds received from private placement	—	10,280,000
Payment of offering costs	—	(8,493,662)
Net cash provided by financing activities	—	415,685,531
Net increase in cash and cash equivalents	(166,560)	455,318
Cash and cash equivalents - beginning of period	455,318	-
Cash and cash equivalents - end of period	$288,758	$455,318
Supplemental disclosure of noncash investing and financing activities:
Offering costs issued in exchange of Class B ordinary shares to Sponsor	$—	$25,000
Offering costs included in accrued expenses	$—	$81,145
Offering costs included in accounts payable	$—	$375,000
Offering costs funded with note payable	$—	$116,338
Prepaid expenses included in accounts payable	$—	$440,000
Deferred underwiring commissions in connection with the initial public offering	$—	$14,490,000
Deferred legal fees	$—	$947,087
Accounts payable paid by Sponsor on behalf of Company	$37,719	$—

The accompanying notes are an integral part of these financial statements.

CC Neuberger Principal Holdings I

(now known as E2open Parent Holdings, Inc.)

Notes to Financial Statements

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CC Neuberger Principal Holdings I (Company) was incorporated as a Cayman Islands exempted company on January 14, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (Business Combination). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus in the financial, technology and business services sectors.

As of February 3, 2021, the Company had not commenced any operations. All activity for the period from January 14, 2020 (inception) through February 3, 2021 relates to the Company’s formation, the initial public offering described below and since the closing of the initial public offering, the search for a prospective initial business combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the initial public offering (Initial Public Offering). The Company selected December 31 as its fiscal year end.

The Company’s sponsor is CC Neuberger Principal Holdings I Sponsor LLC, a Delaware limited liability company (Sponsor).

The registration statement for the Company’s Initial Public Offering was declared effective on April 23, 2020. On April 28, 2020, the Company consummated its Initial Public Offering of 41,400,000 units (Units) and, with respect to the Class A ordinary shares included in the Units being offered (Public Shares), including 5,400,000 additional Units to cover over-allotments (Over-Allotment Units), at $10.00 per Unit. The Initial Public Offering generated gross proceeds of $414.0 million. Additionally, the Company incurred offering costs of approximately $24.5 million, inclusive of approximately $14.5 million in deferred underwriting commissions and approximately $0.9 million in deferred legal fees (Note 7).

Simultaneously with the closing of the Initial Public Offering, the Company completed the private placement (Private Placement) of 10,280,000 warrants (Private Placement Warrants) at a price of $1.00 per warrant in a private placement with the Sponsor, generating gross proceeds of approximately $10.3 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $414.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (Trust Account) and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (1) the completion of a Business Combination and (2) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting discount held in trust and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company is obligated to provide its holders of the Public Shares (Public Shareholders) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (1) in connection with a shareholder meeting called to approve the Business Combination or (2) by means of a tender offer. The decision as to whether the Company would seek shareholder approval of a Business Combination or conduct a tender offer was made by the Company, solely in its discretion. Public Shareholders would be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (ASC) Topic 480, Distinguishing Liabilities from Equity.

In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001, including permanent and redeemable equity, upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company upon the completion of the Initial Public Offering (Amended and Restated Memorandum and Articles of Association), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (SEC) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Company’s Founder Shares prior to the Initial Public Offering (Initial Shareholders) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (Exchange Act)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or April 28, 2022 (Combination Period), the Company will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes paid or payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (2) and (3), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. The Company’s Amended and Restated Memorandum and Articles of Association will provide that, if the Company winds up for any other reason prior to the consummation of the initial Business Combination, the Company will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than 10 business days thereafter, subject to applicable Cayman Islands law.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will only be the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act). In the event that an executed waiver is deemed to be unenforceable against a third party, the Company’s Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

E2open Business Combination

On February 2, 2021, the Company held an extraordinary general meeting of its shareholders (General Meeting), at which holders of 37,861,542 ordinary shares held of record as of December 31, 2020, the record date for the General Meeting, were present in person or by proxy, representing 66.72% of the voting power of the Company's ordinary shares as of the record date for the General Meeting, and constituting a quorum for the transaction of business. The shareholders approved the E2open Business Combination, Domestication change and other proposals brought before the shareholders at General Meeting.

As part of the General Meeting, all Public Shareholders were provided the opportunity to redeem their shares by proving notice two days prior to the General Meeting contingent upon the successful completion of the E2open Business Combination. Since the E2open Business Combination was approved and no one requested redemption of their shares, the Class A ordinary shares no longer had a redemption component and were reclassified as permanent equity as of February 3, 2021.

On February 4, 2021, the Company domesticated into a Delaware corporation and consummated the acquisition of certain equity interests of E2open Holdings as a result of a series of mergers pursuant to a Business Combination Agreement, dated as of October 14, 2020. See Note 11 for additional details.

Liquidity

As of February 3, 2021, the Company had approximately $289,000 in its operating bank account and a working capital deficit of approximately $3.6 million.

The Company’s liquidity needs to date have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, the loans from the Sponsor of approximately $125,000 to the Company under the Note (see Note 5) to cover for offering costs in connection with the Initial Public Offering, and the proceeds from the completion of the Private Placement not held in the Trust Account. The Company repaid the Note on May 29, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of February 3, 2021 and December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Upon the closing of the Initial Public Offering and the Private Placement, $414.0 million of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in the Trust Account and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (1) the completion of a Business Combination and (2) the distribution of the Trust Account as described below. The investments in money market funds held in the Trust Account are generally convertible to cash within the Trust Account on a same-day basis.

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or its results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (JOBS Act), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation insurance coverage of $250,000 and investments held in the Trust Account. As of February 3, 2021 and December 31, 2020, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. As of February 3, 2021 and December 31, 2020, the Company’s investments held in the Trust Account consists entirely of money market funds which invest only in direct U.S. government treasury obligations.

Cash and cash equivalents

The Company considers all short-term investments held within its operating account, with an original maturity of three months or less when purchased, to be cash equivalents. The Company had approximately $414.0 million in cash equivalents held in the Trust Account as of February 3, 2021 and December 31, 2020.

Investments in money market funds held in trust account

Upon the closing of the Initial Public Offering and Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (1) the completion of a Business Combination and (2) the distribution of the Trust Account. Investments held in the Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of trading securities are included in net gain from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (NAV). In this case, the Company uses NAV as a practical expedient to fair value, and the NAV on these investments is typically held constant at $1.00 per unit.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, Fair Value Measurements, approximates the carrying amounts represented in the accompanying balance sheet.

Fair value measurements

Fair value is defined as the price that would be received for the sale of an asset or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The Company’s public warrant liability is valued using a binomial lattice pricing model. The Company’s Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s Forward Purchase Agreement is valued utilizing observable market prices for Public Shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful Business Combination.

Offering costs associated with the initial public offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as financing costs – derivative liabilities in the statements of operations. Offering costs associated with the issuance of Public Shares were charged against the carrying value of the Public Shares subject to possible redemption upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $1.4 million is included in financing cost – derivative liabilities in the statements of operations and $23.1 million is included in shareholders’ equity (deficit).

Derivative Liabilities

The Company has public and private placement warrants as well as warrants available under the Forward Purchase Agreement. The Company classifies as equity any equity-linked contracts that (1) require physical settlement or net-share settlement or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any equity-linked contracts that (1) require net-cash settlement (including a requirement to net-cash settle the contract if an event occurs and if that event is outside the Company’s control) or (2) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement).

For equity-linked contracts that are classified as liabilities, the Company records the fair value of the equity-linked contract at each balance sheet date and records the change in the statements of operations as a (gain) loss on change in fair value of derivative liabilities. The Company’s public warrant liability is valued using a binomial lattice pricing model. The Company’s Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s Forward Purchase Agreement is valued utilizing observable market prices for Public Shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful Business Combination.

The valuation methodologies for the warrants and Forward Purchase Agreement included in derivative liabilities include certain significant unobservable inputs, resulting in such valuations to be classified as Level 3 in the fair value measurement hierarchy. The methodologies include a probability of a successful Business Combination, which was determined to be 100% as of February 3, 2021. The methodologies also include an expected merger date, which was set as February 4, 2021, which was also the actual date of the E2open Business Combination transaction closing. The warrant valuation models also include expected volatility, which differ between public and private placement warrants and can vary further depending on where the Company stands in identifying a Business Combination target. For public warrants and when such warrants have observed pricing in the public markets, the Company backsolved for the volatility input to the pricing model such that the resulting value equaled the observed price. For public warrants and when such warrants are not yet trading and the Company does not have observed pricing in public markets, the Company assumes a volatility based on the median volatility of the Russell 3000 Index constituents. The volatility of the private placement warrants vary depending on the specific characteristics of the public and private placement warrants. In cases when the public warrants are not yet trading and the Company does not have observed pricing in public markets, the Company assumes a volatility based on median volatility of the Russell 3000 Index constituents. Prior to the announcement of a merger and in cases where the public warrants have observed pricing in the public markets, the Company backsolved for the volatility input to the pricing model such that the resulting value equaled the observed price. Prior to the announcement of a merger and in cases where the public warrants are subject to the make-whole table, the Company then assumes a volatility based on the median volatility of the Russell 3000 constituents since the make whole table caps the volatility of the public warrants and cannot be used for the private placement warrants. Prior to the announcement of a merger and in cases where the public warrants only have the redemption feature, then the Company assumes a volatility based on the implied volatility of the public warrants and the median volatility of the Russell 3000 constituents. After the announcement of a proposed Business Combination and in cases where the public warrants are subject to the make-whole table, then the Company assumes a volatility based on the volatility of the target company's peer group. After the announcement of a proposed Business Combination and in cases where the public warrants only have the redemption feature, then the Company assumes a volatility based on the implied volatility of the public warrants and the volatility of the target company's peer group, which includes American Software, Inc. (NasdaqGS: AMSW.A), Generix SA (ENXTPA: GENX), Manhattan Associates, Inc. (NasdaqGS: MANH), SPS Commerce, Inc. (NasdaqGS: SPSC), Park City Group, Inc. (NasdaqCM: PCYG), GTY Technology Holdings Inc. (NasdaqCM: GTYH), TrackX Holdings Inc. (TSXV: TKX), Tecsys Inc. (TSX: TCS) and The Descartes Systems Group Inc (TSX: DSG).

Class A ordinary shares subject to possible redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 41,400,000 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s balance sheets.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

Class A ordinary shares no longer subject to redemption

As part of the General Meeting to approve the E2open Business Combination, all Public Shareholders were provided the opportunity to redeem their shares by proving notice two days prior to the General Meeting contingent upon the successful completion of the E2open Business Combination. Since the E2open Business Combination was approved and no one requested redemption of their shares, the Class A ordinary shares no longer had a redemption component and were treated as permanent equity as of February 3, 2021. The Class A ordinary shares are presented in the shareholders’ equity (deficit) section of the Company’s balance sheets as of February 3, 2021.

Net loss per ordinary share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the Over-allotment) and private placement warrants underlying the Private Placement Units to purchase an aggregate of 24,080,000 Class A ordinary shares in the calculation of diluted income per share, because their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the periods presented. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

	For the Period From January 14, 2020
	(Inception) Through December 31, 2020
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(48,961,671)	$(22,310,221)
Denominator:
Basis and diluted weighted average ordinary shares outstanding	29,334,857	13,366,929

Basic and diluted net loss per ordinary share	$(1.67)	$(1.67)

	For the Period From January 1, 2021
	Through February 3, 2021
	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(17,345,040)	$(6,431,072)
Denominator:
Basis and diluted weighted average ordinary shares outstanding	41,400,000	15,350,000

Basic and diluted net loss per ordinary share	$(0.42)	$(0.42)

Income taxes

ASC Topic 740, Income Taxes prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 3, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On April 28, 2020, the Company sold 41,400,000 Units, including 5,400,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $414.0 million, and incurring offering costs of approximately $24.5 million, inclusive of approximately $14.5 million in deferred underwriting commissions and approximately $0.9 million in deferred legal fees.

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (Public Warrant). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 10).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company completed the Private Placement of 10,280,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement with the Sponsor, generating gross proceeds of approximately $10.3 million.

Each warrant is exercisable to purchase one Class A ordinary share at $11.50 per share. Certain proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder shares

On January 16, 2020, the Company issued 2,875,000 Class B ordinary shares to the Sponsor (Founder Shares) in exchange for a payment of $25,000 for offering costs made by the Sponsor on behalf of the Company. On March 6, 2020, the Company effected a share capitalization resulting in the Sponsor holding an aggregate of 13,625,000 Founder Shares. On March 6, 2020, the Sponsor transferred 50,000 Founder Shares to each of Keith W. Abell and Eva F. Huston, the Company’s independent director nominees. On April 23, 2020, the Company effected a share capitalization resulting in an aggregate of 15,350,000 Founder Shares issued and outstanding. The Sponsor currently owns an aggregate of 15,250,000 Class B ordinary shares and the independent directors, collectively, currently own an aggregate of 100,000 Class B ordinary shares. All shares and the associated amounts have been retroactively restated to reflect the aforementioned share capitalization. On April 24, 2020, the underwriters exercised their 15% over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (1) one year after the completion of the initial Business Combination or (2) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Initial Shareholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lock-up.

Due to related party

During the period from January 1, 2021 through February 3, 2021, the Sponsor paid approximately $38,000 of expenses on behalf of the Company. During the period from January 14, 2020 (inception) through December 31, 2020, the Sponsor paid approximately $24,000 of expenses on behalf of the Company. These amounts are classified as a payable in current liabilities within the accompanying balance sheet. As of February 3, 2021 and December 31, 2020, the amounts due to the Sponsor were approximately $62,000 and $24,000, respectively.

Related party loans

On January 16, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (Note). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $125,000 under the Note. On May 29, 2020, the Company repaid the Note to the Sponsor in full.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (Working Capital Loans). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans will be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account will be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans will either be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. The Company had no borrowings under the Working Capital Loans as of February 3, 2021 and December 31, 2020.

Forward purchase agreement

In connection with the completion of the Initial Public Offering, the Company entered into a forward purchase agreement (Forward Purchase Agreement) with Neuberger Berman Opportunistic Capital Solutions Master Fund LP (NBOKS), a member of the Sponsor, which provided for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share (Forward Purchase Shares) and one-fourth of one warrant to purchase one Class A ordinary share at $11.50 per share (Forward Purchase Warrants), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination. The Forward Purchase Agreement allows NBOKS to be excused from its purchase obligation in connection with a specific Business Combination if NBOKS does not have sufficient committed capital allocated to the Forward Purchase Agreement to fulfill its funding obligations under such Forward Purchase Agreement in respect of such Business Combination. Prior to an initial Business Combination, NBOKS intends to raise additional committed capital such that the condition described in the preceding sentence is met, but there can be no assurance that additional capital will be available. The obligations under the Forward Purchase Agreement do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial Business Combination. The proceeds from the sale of Forward Purchase Shares may be used as part of the consideration to the sellers in the initial Business Combination, expenses in connection with the initial Business Combination or for working capital in the post-transaction company.

Note 6 — Fair Value Measurement

As of February 3, 2021 and December 31, 2020, the carrying values of cash, accounts payable, warrants, accrued expenses and amounts due to a related party approximate their fair values due to the short-term nature of the instruments. The Company’s investments in money market funds held in the Trust Account are valued using NAV as a practical expedient for fair value under ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) and are therefore excluded from the levels of the fair value hierarchy.

The Company’s derivative assets and liabilities are measured at fair value on a recurring basis using significant unobservable inputs (Level 3). A reconciliation of the beginning and ending balances of the derivative assets and liabilities is summarized below:

	Asset	Liabilities
January 14, 2020 (Inception)	$—	$—
Acquisition date fair value of warrants:
Public warrants issued in the initial public offering	—	23,184,000
Private placement warrants issued in connection with the initial public offering	—	10,280,000
Forward Purchase Agreement asset/liability	351,000	—
Total acquisition date fair value of derivate liabilities	351,000	33,464,000
Change in fair value of warrant liabilities	—	37,927,200
Change in fair value of forward purchase agreement	(351,000)	27,724,000
December 31, 2020	$—	$99,115,200

	Asset	Liabilities
January 1, 2021	$—	$99,115,200
Change in fair value of warrant liabilities	—	11,982,400
Change in fair value of forward purchase agreement	—	10,876,000
February 3, 2021	$—	$121,973,600

The Company’s public warrant liability is valued using a binomial lattice pricing model. The Company’s Private Placement Warrants are valued using a binomial lattice pricing model when the warrants are subject to the make-whole table, or otherwise are valued using a Black-Scholes pricing model. The Company’s Forward Purchase Agreement is valued utilizing observable market prices for public shares and warrants, relative to the present value of contractual cash proceeds, each adjusted for the probability of executing a successful Business Combination.

Note 7 — Commitments and Contingencies

Registration and shareholder rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreement, the Company has agreed to use its reasonable best efforts (1) to file within 30 days after the closing of a Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and Forward Purchase Warrants (and underlying Class A ordinary shares), (2) to cause such registration statement to be declared effective promptly thereafter but in no event later than sixty (60) days after the initial filing, (3) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which NBOKS or its assignees cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (4) after such registration statement is declared effective, cause the Company to conduct firm commitment underwritten offerings, subject to certain limitations. In addition, the Forward Purchase Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriting agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus to purchase up to 5,400,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On April 24, 2020, the underwriters fully exercised their over-allotment option.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or approximately $8.3 million, paid upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred underwriting commission of $0.35 per unit, or approximately $14.5 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. The $14.5 million is included in deferred underwriting commission on the balance sheets as of February 3, 2021 and December 31, 2020.

Deferred legal fees

The Company obtained legal advisory services from two legal counsel firms in connection with the Initial Public Offering and agreed to pay their fees upon the consummation of the initial Business Combination. As of February 3, 2021 and December 31, 2020, the Company recorded approximately $0.9 million in deferred legal fees in connection with such agreements in the accompanying balance sheets.

Note 8 — Class A Ordinary Shares – Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2020, there were 41,400,000 Class A ordinary shares outstanding, all of which were subject to possible redemption and classified outside of permanent equity in the balance sheets.

The Class A ordinary shares issued in the Initial Public Offering were recognized in Class A ordinary shares subject to possible redemption as and recorded outside of permanent equity as follows:

Gross proceeds	$414,000,000
Less:
Offering costs allocated Class A ordinary shares subject to possible redemption	(23,098,147)
Proceeds allocated to warrants at issuance	(22,833,000)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	45,931,147
Class A ordinary shares subject to possible redemption	$414,000,000

There have been no redemption of Class A ordinary shares through February 3, 2021.

Note 9 — Shareholders’ Equity (Deficit)

Class A ordinary shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of February 3, 2021 and December 31, 2020, there were 41,400,000 Class A ordinary shares issued or outstanding. As of December 31, 2020, all of the Class A ordinary shares were subject to possible redemption and classified as temporary equity (see Note 8). As of February 3, 2021, the Class A ordinary shares no longer had a redemption feature and were classified as permanent equity (see Note 1).

Class B ordinary shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 16, 2020, 2,875,000 Class B ordinary shares were issued and outstanding. On March 6, 2020, the Company effected a share capitalization resulting in an aggregate of 13,625,000 Class B ordinary shares issued and outstanding. On April 23, 2020, the Company effected a share capitalization resulting in an aggregate of 15,350,000 of Class B ordinary shares issued and outstanding. All shares and the associated amounts have been retroactively restated to reflect the aforementioned share capitalization in the accompanying financial statements. As of February 3, 2021 and December 31, 2020, there were 15,350,000 Class B ordinary shares issued or outstanding.

Holders of the Company’s Class B ordinary shares are entitled to one vote for each share. The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the consummation of the initial Business Combination, or earlier at the option of the holder thereof, on a one-for-one basis. However, if additional Class A ordinary shares or any other equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all the Founder Shares will equal, in the aggregate, 20% of the sum of (1) the total number of ordinary shares outstanding upon completion of the Initial Public Offering plus (2) the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor upon conversion of Working Capital Loans, provided that such conversion of Class B ordinary shares will never occur on a less than one-for-one basis. Any conversion of Class B ordinary shares described herein will take effect as a redemption of Class B ordinary shares and an issuance of Class A ordinary shares as a matter of Cayman Islands law.

Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of February 3, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Note 10 — Derivative Liabilities

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities or blue sky laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a “cashless basis” under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants and the Forward Purchase Warrants for redemption:

•
in whole and not in part;
•
at a price of $0.01 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption as described above, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Commencing 90 days after the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants and Forward Purchase Warrants:

•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a “cashless basis” prior to redemption and receive that number of shares determined by reference to the agreed table, based on the redemption date and the “fair market value” of the Class A ordinary shares;
•
upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of the Class A ordinary shares shall mean the average last reported sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share capitalization, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Forward purchase agreement

The Forward Purchase Agreement provides for the purchase of up to $200,000,000 of units, with each unit consisting of one Class A ordinary share (Forward Purchase Shares) and one-fourth of one warrant to purchase one Class A ordinary share at $11.50 per share (Forward Purchase Warrants), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination.

All of the Company’s outstanding warrants and the Forward Purchase Agreement are recognized as derivative liabilities in accordance with ASC 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity, which require the warrants and Forward Purchase Agreement to initially be recognized and subsequently measured at fair value, with changes in fair value recognized each reporting period in the statement of operations until the instruments are exercised.

Note 11 — Subsequent Events

On February 4, 2021, the Company domesticated into a Delaware corporation and consummated the acquisition of certain equity interests of E2open Holdings as a result of a series of mergers pursuant to a Business Combination Agreement, dated as of October 14, 2020 (E2open Business Combination).

Pursuant to the terms of the Business Combination Agreement, the aggregate consideration for the E2open Business Combination payable or issuable by CCNB1 in exchange for the equity interests of E2open Holdings was: (1) with respect to certain investors and holders of vested E2open Holdings options (which constituted all of the outstanding E2open Holdings options), a combination of cash consideration and shares of newly issued Class A Common Stock, shares of newly issued Series B-1 Common Stock and shares of newly issued Class B-2 Common Stock, which shares of Class B-1 Common Stock and Class B-2 Common Stock are subject to performance-based vesting conditions equivalent to the RCUs and restricted from transfer (subject to limited customary exceptions), (2) with respect to certain unitholders, a combination of cash consideration and Common Units and a corresponding number of shares of Class V Common Stock, which has no economic value, but entitles the holder thereof to one vote per share and will be issued on a one-for-one basis for each Common Unit, and Series 1 RCUs and Series 2 RCUs, which are subject to performance based vesting conditions and as set forth in the Third Company Agreement and restricted from transfer (subject to limited customary exceptions).

Upon completion of the Business Combination, CCNB1 was deemed the accounting acquirer and E2open Holdings the accounting acquiree. Under the acquisition method of accounting, CCNB1’s assets and liabilities retained their carrying values and the assets and liabilities associated with E2open Holdings were recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill. The cash consideration in the E2open Business Combination included cash from (1) the Trust Account in the amount of $414.0 million, (2) $525.0 million in proceeds from the issuance of a new term loan, (3) $695.0 million in proceeds from the PIPE Investment and (4) $200.0 million in proceeds from Forward Purchase Agreement. These proceeds were used to pay (x) $601.1 million in cash consideration payable to certain equity owners and option holders of E2open Holdings, including certain non-recurring seller transaction expenses, (y) $978.5 million of existing E2open Holdings debt and accrued interest and (z) total non-recurring transaction costs of $105.2 million.

Organizational Structure

Following the completion of the E2open Business Combination, the Company’s organizational structure will be what is commonly referred to as an umbrella partnership C corporation (or Up-C) structure. This organizational structure will allow certain owners of E2open Holdings to retain their equity ownership in E2open Holdings, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Common Units, Series 1 RCUs and Series 2 RCUs. Each continuing owner of E2open Holdings will also hold a number of shares of Class V Common Stock equal to the number of Common Units held by such owner, which will have no economic value, but which entitles the holder thereof to one vote per share at any meeting of shareholders. Those investors who, prior to the E2open Business Combination, held Class A ordinary shares or Class B ordinary shares of the Company and certain other investors and vested option holders will, by contrast, hold their equity ownership in the Company, a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes.

Related Agreements

Third Amended and Restated Limited Liability Company Agreement

On February 4, 2021, in connection with the E2open Business Combination, the limited liability agreement of E2open Holdings prior to the Business Combination was amended and restated in its entirety to become the Third Amended and Restated Limited Liability Company Agreement (Third Company Agreement).

Rights of the Units

Following the closing of the E2open Business Combination, the Common Units, which are non-voting, economic interests in E2open Holdings, are entitled to share in the profits and losses of E2open Holdings and to receive distributions as and if declared by the Company, as the managing member of E2open Holdings, and will have no voting rights.

The Series 1 RCUs and Series 2 RCUs will vest and become Common Units based upon the Company’s Class A Common Stock reaching certain dollar thresholds. If any of the RCUs do not vest on or before the 10-year anniversary of the Closing Date, such units will be canceled for no consideration, and will not be entitled to receive any Catch-Up Payments.

The Third Company Agreement contains provisions which require that a one-to-one ratio be maintained between the interests the Company holds in E2open Holdings and the Company’s outstanding common stock, subject to certain exceptions, including in respect of management equity which has not been settled in the Company’s common stock. In addition, the Third Company Agreement permits the Company, in its capacity as the managing member, to take actions to maintain such ratio, including in connection with stock splits, combinations, recapitalizations and exercises of the exchange rights of the parties to the Third Company Agreement.

The Company, as the managing member of E2open Holdings, has the authority to create new equity interests in E2open Holdings, and establish the rights and privileges of such interests.

Management

The Company, as the managing member of E2open Holdings following the Closing Date, has the sole authority to manage the business and affairs of E2open Holdings in accordance with the Third Company Agreement and applicable law. The business, property and affairs of E2open Holdings will be managed solely by the managing member, and the managing member cannot be removed or replaced except by the incumbent managing member.

Tax Receivable Agreement Distributions

The Third Company Agreement provides for quarterly tax distributions to the holders of Common Units on a pro rata basis based upon an agreed upon formula related to the taxable income of E2open Holdings allocable to holders of Common Units. Generally, these tax distributions will be computed based on the Company’s estimate of the taxable income of E2open Holdings allocable to each holder of Common Units (based on certain assumptions), multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a U.S. corporation organized under the laws of the State of Delaware, taking into account all jurisdictions in which the Company is required to file income tax returns together with the relevant apportionment information and the character of E2open Holdings’ income, subject to various adjustments.

Transfer Restrictions

The Third Company Agreement contains restrictions on transfers of units. No member may transfer all or a portion of its units, except for (1) certain transfers to permitted transferees under certain conditions; (2) exchanges of Common Units for Class A Common Stock after the Lock-up Period has expired pursuant to the Invest Rights Agreement; and (3) by a member to the Company or any of its wholly-owned subsidiaries.

Exchange of Common Units for Class A Common Stock

From and after August 4, 2021, the holders of Common Units will, up to once per calendar quarter (or with respect to an affiliate of Insight Partners, up to twice per calendar quarter), be able to exchange all or any portion of their Common Units, together with the cancellation of an equal number of Class V Common Stock, for a number of shares of Class A Common Stock equal to the number of exchanged Common Units by delivering a written notice to E2open Holdings, with a copy to the Company; provided that (a) if a holder of Common Units holds more than 100,000 Common Units as of the Closing Date, such holder will not be permitted to exchange a number of Common Units less than the lessor of (1) 100,000 Common Units and (2) all of the Common Units then held by such holder or (b) if a holder of Common Units holds 100,000 Common Units or less than the lesser of (1) 50% of the Common Units held by such holder as of the Closing Date and (2) all of the Common Units then held by such holder, subject in each case to the limitations and requirements set forth in the Third Company Agreement regarding such exchanges. Notwithstanding the foregoing, the Company may, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any Common Units surrendered for exchange, pay an amount in cash per Common Unit equal to the 5-day volume-weighted average price (VWAP) of the Class A Common Stock ending on the day immediately prior to the date of the giving of the written notice of the exchange.

Exchange Ratio

For each Common Unit exchanged, one share of Class V Common Stock will be canceled, and one share of Class A Common Stock will be issued to the exchanging member (unless the Company elects to pay an amount in cash in lieu thereof). The exchange ratio will be adjusted for any subdivision (split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by an identical subdivision or combination of the Class A Common Stock or, by any such subdivision or combination of the Common Units. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging holder of Common Units will be entitled to receive such security, securities or other property.

Restrictions on Exchange

The Company may limit the rights of holders of Common Units to exchange their Common Units under the Third Company Agreement if the Company determines in good faith that such restrictions are necessary so that E2open Holdings will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.

Expenses

E2open Holdings will reimburse all of the Company’s expenses in connection with the ownership and management of E2open Holdings and its business (other than certain expenses, such as income taxes and payment obligations under the Tax Receivable Agreement, as defined below).

Tax Receivable Agreement

On February 4, 2021, the Company entered into a Tax Receivable Agreement (Tax Receivable Agreement) with certain owners of equity interest in holding Class A Units or Class A-1 Units of E2open Holdings and the members holding Class B Units of E2open Holdings along with certain holders of options to purchase one or more Class A Units or Class A-1 Units of E2open Holdings that are issued and outstanding which are vested or unvested.

Pursuant to the Tax Receivable Agreement, the Company is required to pay the exchanging holders of Common Units, as applicable, 85% of the tax savings that the Company realizes as a result of increases in tax basis in E2open Holdings’ assets as a result of the sale of Common Units and the future exchange of Common Units for shares of Class A Common Stock (or cash) pursuant to the Third Company Agreement and certain pre-existing tax attributes of certain sellers of E2open Holdings, as well as certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless E2open Holdings exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other accelerated rights occur.

Investor Rights Agreement

On February 4, 2021, the Company entered into the Investor Rights Agreement (IRA).

Director Appointment

Under the Investor Rights Agreement, subject to certain step-down provisions, affiliates of Insight Partners collectively have the right to nominate three board members (IVP Director) and CC NB Sponsor 1 Holdings LLC (CC Capital), on behalf the Sponsor, has the right to nominate five board members (Sponsor Director). Two of the three IVP Directors, four of the five Sponsor Directors and the Chief Executive Officer of E2open Holdings, Michael A. Farlekas (CEO Director), comprise the board of directors.

Voting

For the duration of the Standstill Period (as defined below), the parties to the Investor Rights Agreement (IRA Parties) agreed to vote all of their respective shares of Class A Common Stock and Class V Common Stock, as applicable, in favor of the nominees recommended by the Company’s board of directors.

Standstill

The IRA Parties agreed that until the date that is the later of (a) one year after the Closing Date and (b) the date of the Company’s 2022 annual meeting of stockholders (Standstill Period), they will not (1) solicit proxies to vote or seek to advise or influence any person with respect to the voting of any of our securities in favor of electing any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the board of directors or the Nominating and Corporate Governance Committee or in opposition of any individual nominated by the Company pursuant to the Investor Rights Agreement, (2) nominate any person as a director who is not nominated pursuant to the Investor Rights Agreement or by the board of directors (or the Nominating and Corporate

Governance Committee) (other than by making a non-public proposal or request to the board of directors or the Nominating and Corporate Governance Committee in a manner which would not require the board of directors or the Company to make any public disclosure), (3) take certain actions contrary to the Company’s governance structure other than in accordance with the Investor Rights Agreement, (4) subject to certain exceptions, enter into a voting trust, voting agreement or similar voting arrangement with respect to any of the Company’s equity securities, (5) form, join or participate in a “group,” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act), in connection with any of the foregoing actions or (6) make any public disclosure inconsistent with the foregoing.

Registration Rights

Under the Investor Rights Agreement, within 30 days of the Closing Date, the Company was required to file a registration statement which was filed on Form S-1 on March 5, 2021 which became effective on March 29, 2021 registering the resale of securities held by the parties to the Investor Rights Agreement under the Securities Act. The Form S-1 was filed with the SEC using a “shelf registration” process. Under the shelf registration process, the Company and the selling holders may, from time to time, issue, offer and sell, as applicable, any combination of securities described in the Form S-1.

Under the Investor Rights Agreement, the Company agreed to indemnify the security holders and each underwriter and each of their respective controlling persons against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares of Class A Common Stock, unless such liability arose from their misstatement or omission, and the security holders agree to indemnify the Company and its officers and directors and controlling persons against all losses caused by their misstatements or omissions in those documents.

Transfers

The IRA Parties will not be able to transfer shares beneficially owned or otherwise held by them prior to the termination of the Lockup Period, subject to certain customary exceptions including transfers to certain permitted transferees, such as an affiliate of such person, a member of the person’s immediate family or a trust, the beneficiary of which is a member of the person’s immediate family or an affiliate of such person.

Termination

The director appointment rights under the Investor Rights Agreement will terminate as to a party when such party, together with its permitted transferees, has less than certain ownership thresholds (with respect to the affiliates of Insight Partners, the greater of 33% of the economic interests in the Company that such affiliates of Insight Partners owned immediately after the Closing Date and 2% of the Company’s voting securities, and with respect to CC Capital (on behalf of the Sponsor), less than 17% of the economic interests in the Company that it owned immediately after the Closing Date). The registration rights in the Investor Rights Agreement will terminate as to each holder of the Company’s shares of common stock when such holder ceases to hold any of the Company’s common stock or securities exercisable or exchangeable for the Company’s common stock.

Indemnification Agreements

Concurrently with the Closing Date, the Company entered into indemnification agreements with the Company’s board of directors, executive officers and senior management, each of whom became or continued as an executive officer, Section 16 officer and/or director as of the Closing Date. Each indemnification agreement provides that, subject to limited exceptions, the Company will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as the Company’s director or officer.

Lock-Up Agreements

On February 4, 2021, the Company entered into lock-up agreements with certain executive officers, senior management and former board of members (collectively, Lock-up Parties), pursuant to which the Lock-up Parties are not permitted to transfer their shares beneficially owned or otherwise held by them prior to the termination of the Lock-up Period, subject to certain customary exceptions including (a) transfers to permitted transferees, such as an affiliate of such person, a member of the person’s immediate family or to a trust, the beneficiary of which is a member of the person’s immediate family; and (b) to a charitable organization, by the laws of descent and distribution upon death, or pursuant to a qualified domestic relations order.